Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement No. 333-168626 on Form S-8 of our report dated February 21, 2013, relating to the consolidated financial statements of CEC Entertainment, Inc. and the effectiveness of CEC Entertainment, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of CEC Entertainment, Inc. for the year ended December 30, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Dallas, Texas
December 13, 2013

DB04/0808057.0004/9881380.2 WP08